                                                             Exhibit 99.26(c)(1)

                    AGENT'S CONTRACT
                    ISSUED BY
                    MINNESOTA LIFE INSURANCE COMPANY


                    To
                      ------------------------  --------------------------------
                      Agent                     General Agent

                      ------------------------  --------------------------------
                      Address                   Effective Date

                      ------------------------  --------------------------------
                      City-State                Date Your Service Began With Us

       SECTION 1.   When we use the following words, this is what we mean:

      DEFINITIONS   YOU, YOUR. The person whose name appears above as Agent.

                    GA. The person whose name appears above as General Agent.

                    WE, OUR, US. Minnesota Life Insurance Company.

                    HOME OFFICE. Our main office located at 400 Robert Street North, Saint Paul, Minnesota 55101-2098.

                    THE CONTRACT. This written agreement between you, GA and us, including all written supplements and amendments to this agreement.

                    THE TERRITORY. The territory in which GA is authorized to represent us. GA will inform you of the extent of the territory.

                    EFFECTIVE DATE OF THE CONTRACT. The date which appears above as the Effective Date.

                    AGENCY SERVICE. The period during which you are authorized to represent us as an agent. (In computing your consecutive years of service, we will ignore any break in service of less than six months.)

                    TERMINATION. When your agency service with both GA and us is ended according to the terms of the contract.

                    INDIVIDUAL POLICIES, INDIVIDUAL BUSINESS. All policies or business which we classify as individual ordinary life or health policies or business. This does not include variable contracts.

                    YOUR BUSINESS. Individual policies or business we issue upon applications you obtain.

                    CALENDAR YEAR. A year beginning with January 1 and ending on December 31.

                    CONTRACT YEAR. A one-year period which begins with the effective date of the contract or any annual anniversary of that date.

                    QUALIFIED YEAR. A calendar year in which your production and persistency exceeds the minimum production and persistency requirements shown in the Contract Update.

                    POLICY YEAR. A one-year period which begins with the date of issue of a policy or any annual anniversary of that date.

                    FIRST YEAR PREMIUMS. Premiums due on a policy during the first policy year.

                    RENEWAL PREMIUMS. Premiums due on a policy after the first policy year.

                    EARNED PREMIUMS. Money which we have received in our home office and applied to pay the premiums due on individual policies or business.

                    FIRST-YEAR COMMISSIONS. Commissions on earned first-year premiums.

                    RENEWAL COMMISSIONS. Commissions on earned renewal premiums during the second through the tenth policy year.

                    EARNED COMMISSIONS. Commissions allowed under the contract which we have credited to you on our home office records.

                    YOUR EARNINGS. Income on individual business which we allow under the contract and credit to you on our home office records.

                    OUR RULES. Rules or procedures which we establish from time to time which are hereby incorporated in the contract.

                    PERSISTENCY RATIO. A ratio which we calculate from time to time according to procedures set forth in our rules, reflecting the lapse rate of your business.

                    CONTRACT UPDATE. A part of the contract with variable information which we will revise from time to time. Each Update will apply to you from and after the effective date stated in the Update. Except as expressly stated in each Update, the rates, schedules and other information in each Update will no longer apply to you after a new update is issued. Whenever we issue a new

                    Update, it will become a part of the contract. We will mail it to you at your last known address and you should file it with the contract.

                    DEBT, MONIES OWED. The amount of money you owe or for which you are liable to us or GA on any given date. It includes, but is not limited to, amounts of money which we or GA have advanced or loaned either to you or to someone else at your request or on your behalf; your earnings on premiums which we have returned to a policyholder; monies you received from another person for us or GA; and charges we or GA have made to you. It also includes interest on any or all of these amounts, at rates which we determine from time to time, pursuant to our rules.

       SECTION 2.   (a) APPOINTMENT. You are hereby appointed as an Agent to
 YOUR APPOINTMENT   represent us and GA in the territory, subject to the terms
    AND AUTHORITY   of the contract. You do not have the exclusive right to
                    represent us and GA in the territory. We and GA reserve the right to appoint other agents to represent us and GA in the territory. We also reserve the right to stop doing individual business in all or any part of the territory, and to withdraw from you the right to take applications for certain kinds of individual business.

                    (b) STATUS. The contract creates an agency relationship between you and GA, and you and us. This status will continue during your agency service until it is terminated pursuant to Section 11.

                    During your agency service, you understand and agree that you are an independent contractor, not an employee. Nothing in the contract is intended, nor is it to be construed, to create an employee-employer relationship between you and GA or between you and us. You are free to use your own judgment:

                        as to the persons from whom you will seek applications;

                        the time which you do it;

                        the place where you do it;

                        and the means by which you do it.

                    This does not excuse you, however, from your duty to comply with our rules and with those governmental laws and regulations which apply to you, GA or us.

                    (c) AUTHORITY. We and GA authorize you:

                        to solicit and take applications for individual policies on the lives and health of people satisfactory to us;

                        to make proper delivery of individual policies issued by us upon those applications;

                        to collect the first premiums due on those policies; and

                        to give those premiums promptly to either GA or us, as we direct you.

                    Your authority to represent us and GA is expressly limited as stated in this Section 2.

       SECTION 3. You hereby agree to be solely responsible for each of these duties:

      YOUR DUTIES   (a) LICENSES. You will do all things necessary to
                    get, and to keep in good standing, all licenses which you need to solicit and sell individual policies for us and GA.

                    (b) SURETY BOND. You must have a surety bond. We may provide such a bond and ask you to assist us in obtaining it. If we do not provide a surety bond, you must do so. You must promptly report to us at our home office any action taken by you or someone else, or any reason you know if, which would cause the surety bond to be cancelled or not renewed.

                    (c) ERRORS AND OMISSIONS. You must obtain and keep in force, at your own cost, insurance covering your errors and omissions.

                    (d) APPLICATIONS. You will give us all insurance application which you solicit and receive, except for the kind of insurance which we do not issue.

                    (e) POLICY DELIVERY. You will deliver policies issued by us but only when all the terms and conditions for delivery have been met.

                    (f) COLLECTING FIRST PREMIUMS. You will collect the first premiums due on individual policies before you deliver them. Premiums must be only in the form of a check, draft, or money order payable to us. You should never accept cash or deposit a first premium check draft or money order to your personal or business account.

                    (g) HANDLING OF FIRST PREMIUMS. You will give promptly to either GA or us, as we direct you, all premiums or other monies which you collect or receive for us. You cannot use any of these premiums or other monies for any personal purpose of yours or of any other person nor can you mix them with any other funds which belong to you or any other person.

                    (h) STANDARDS AND GOALS. You will satisfy the minimum production and persistency standards which we and GA establish from time to time for you. Our production and persistency standards are detailed in the Contract Update. In addition, GA may set his or her own goals for you. If you become totally and continuously disabled during your agency service and you remain so disabled for 90 days or more during a calendar year, we will waive for that year the minimum production requirement to maintain the contract. You must, however, give proof of your disability satisfactory to us at our home office before the January 31st next following the year in which your disability began and as often thereafter as we ask for it.

                    (i) OUR AND GA'S PROPERTY. You agree to use all books, records, policyowner files, letters, papers, illustrations, sales tools, software and equipment of whatever kind and wherever located, which we or GA furnish to you are the property of us or GA. You agree to use such property:

                        only on our behalf and only as authorized;

                        to solicit new individual business for us; and

                        to encourage payment of first year and renewal premiums on our individual business.

                    You also agree to return promptly all such property you then have to us or GA, if and when we or GA request their return.

                    (j) ADVERTISING. You will submit all advertising of whatever kind to us for our approval before you use it. You alone must pay the cost of all advertising. (k) OUR RULES. You will comply with all our rules we adopt from time to time which relate to your conduct and to our individual business.

                    (l) LAWS AND REGULATIONS. You will comply with all governmental laws and regulations relating to insurance which may apply to you, us or GA. These include, but are not limited to, licensing, continuing education, rebating, replacement, advertising, trade practices and cost disclosure.

                    (m) DEBT REPAYMENT. You will promptly repay to us or GA any and all debt owed to us or GA when the debt is due and payable. Repayment must be made even though your earnings are also being kept by us or by GA as they become due to reduce your debt.

       SECTION 4. We hereby agree to be solely responsible for each of these duties:

       OUR DUTIES   (a) EARNINGS CREDITED. We will credit you at the end of each calendar month with your earnings for that month.

                    (b) DEBT. If you owe us a debt, we may keep all or part of your earnings to reduce that debt. Any part of your earnings not so kept by us will be released to GA for payment to you. While we may release part or all of your earnings while you owe us a debt, this does not mean we will release all your future earnings as they become due. We continue to have the right, at our option, to keep all or part of your future earnings to reduce the debt you owe us.

                    (c) STATEMENTS. We will from time to time send a statement of your account with us. During your agency service, the statement will be sent at the end of each calendar month to GA for delivery to you. You must promptly tell us at our home office of any errors you find in the statement. You have 20 days after you receive the statement in which to do this. If you do not tell us of any errors, it means you agree the statement is correct.

                    (d) RELEASE OF EARNINGS. We will release the earnings we do not keep and send them to GA at the end of each calendar month for delivery to you. If you do not receive your earnings from GA, promptly notify us at our home office. We will pay you directly unless we find GA has good reason for not paying you.

                    (e) SALES TOOLS. We will give you to use during your agency service such equipment and sales tools as we think necessary to help you obtain individual business. We may, at our option, charge you a one time or a continuing fee for one or more of the items of equipment and sales tools. We have the right to take any fee from your earnings.

       SECTION 5. GA hereby agrees to be solely responsible for each of these duties:

        GA DUTIES   (a) EARNINGS. GA will promptly give you your earnings which we release for payment to you, unless you owe GA a debt.

                    (b) DEBT. If you owe GA a debt, GA may keep all or part of your earnings to reduce that debt. While GA may pay all or part of your earnings to you, while you owe a debt to GA, this does not mean GA will pay all your future earnings to you when GA receives them from us. GA continues to have the right, at the option of GA, to keep all or part of your future earnings when GA receives them from us to reduce the debt you owe GA.

                    (c) STATEMENTS. GA will promptly give you each statement of your account with us after GA receives it from us.

                    (d) SERVICES BY GA. Unless you and GA agree otherwise, GA will furnish you with items such as office space and telephone and secretarial services, as GA deems necessary, to help you produce individual business for us. GA has the right at any time to change any or all of these items without prior notice to you. GA also reserves the right to establish from time to time certain minimum production and persistency standards and goals for your continued eligibility for any or all of these items. These standards and goals will be in addition to those set by us. GA has the right to change those standards and goals from time to time. If you should fail to meet those standards and goals, GA has the right to stop providing these items to you.

       SECTION 6.   (a) KINDS. The amount and method by which we determine your
     COMPENSATION   earnings are set forth in the following sections:

                                  Commissions            Section 7
                                  Production Bonus       Section 8
                                  Quality Bonus          Section 9
                                  Service Fees           Section 10

                    (b) RIGHT TO STOP OR TO CHANGE COMPENSATION. We have the right at any time to change or cancel one or more kinds of compensation set forth in Sections 7 through 10, thus changing the amount and method by which we determine your earnings after the date of the change. However, any such change or cancellation will be made uniformly among all of our agencies of the same class or as required by law or other competent authority.

                    (c) HOME OFFICE RECORDS. Your earnings will be based upon your individual business which is credited to you on our home office records. We have the right to rely solely on our home office records. If there is a dispute, those records shall control in every instance.

                    (d) REFUND OF PREMIUMS. We have the right to refund any premiums paid on a policy if we believe this is proper where a policy is rescinded, cancelled, or not accepted, or for any other reason we believe is proper. You agree to return to us, when we ask for it, all earnings which we credited to you on any premiums which we refund.

                    (e) DEFERRAL OF EARNINGS. During your agency service, you may request the contract be amended so that after your retirement or after the termination of your agency service, your earnings will be payable in a level amount. If we and GA agree in writing to your request, then after your retirement or termination of your agency service we will hold your earnings as they become due and place them in our general assets. We will then pay you an income in the amount and for the period of time as stated in the amendment.

                    (e) COMPENSATION AFTER YOUR DEATH. All compensation which is due you under the contract on and after the date of your death will be paid, when due, to the duly appointed representative of your estate.

                    (f) RIGHT TO STOP ISSUING FORM OF POLICY. We have the right at any time to stop issuing in all or part of the territory one or more of the forms of individual policies shown in the schedules.

       SECTION 7.   (a) SCHEDULES. The schedules for first-year and renewal
      COMMISSIONS   commissions which we agree to credit to you on first-year
                    and renewal earned premiums paid on all your business are set forth in the Contract Update. Commissions are percentages of earned premiums.

                    (b) JOINT BUSINESS. If you and another Agent of ours jointly write individual business, commissions on that business will be jointly shared by you and the other Agent.

                    (c) SCHEDULES DO NOT APPLY. The commission schedules do not apply to premiums for types of policies not shown in the schedules, nor for policies which result from certain conversions, substitutions or replacements, nor for policies on which reinsurance is ceded to another company. They also do not apply to extra premiums on policies, premiums on modified policy forms or to premiums for short-term coverage. We will set the commissions, if any, which we will credit on these premiums.

                    (d) VESTED COMMISSIONS. First-year commissions are vested and will be credited to you as they become due.

                    Renewal commissions will be credited to you during your agency service; they will be vested only after you have completed five qualified years of agency service, or if your agency service is terminated by reason of your death.

                    Also, if you become totally and continuously disabled prior to the time that your renewal commissions are vested, the time you are so disabled will count, on a pro-rated basis, toward satisfying the requirement of five qualified years for vesting. You must give proof of your disability satisfactory to us at our home office within 12 months after the date your disability begins, and as often thereafter as we request.

                    We do reserve the right to stop crediting renewal commissions if in any calendar year the total amount to be credited is less than $600.

       SECTION 8.   (a) BONUS. We agree to credit you with a Production Bonus
 PRODUCTION BONUS   equal to a percentage of earned first-year commissions on
                    your business. The percentage we will credit will vary according to your persistency ratio. The Production Bonus will be determined at the end of each calendar year. No
                    Production Bonus will be credited after your agency service has terminated.

                    (b) SCHEDULE. We will calculate the Production Bonus on your business according to the schedule shown in the Contract Update.

       SECTION 9.   (a) BONUS. Subject to your meeting the minimum production
    QUALITY BONUS   and persistency requirements set forth in the Contract
                    Update, we agree to credit you with a Quality Bonus equal to a percentage of certain second and third year earned renewal premiums on your business. The percentage we will pay will vary according to your persistency ratio. No Quality Bonus will be credited after your agency service has terminated, or if you failed to satisfy minimum production requirements in the previous calendar year.

                    (b) SCHEDULE. The Quality Bonus will be credited in the first monthly statement, received in the second month of each calendar quarter and will be based on certain second and third year earned renewal premiums which you earned during the previous calendar quarter. It will be calculated according to the schedule shown in the Contract Update.

      SECTION 10.   (a) GENERAL. Subject to your meeting the minimum production
     SERVICE FEES   and persistency requirements set forth in the Contract
                    Update, we agree to credit you with a Service Fee for earned renewal premiums paid on your business. The amount of the Service Fee and the policy years for which payable are shown in the Contract Update. The Service Fee will be credited at the end of the month in which the renewal premium is earned.

                    (b) EXCEPTIONS. We will not credit a Service Fee on the following kinds of renewal premiums:

                        (1) those earned after your agency service has terminated;

                        (2) those earned during any calendar year if you failed to satisfy minimum production and persistency requirements in the previous calendar year;

                        (3) those earned after we cancel Service Fees.

      SECTION 11.   (a) MUTUAL UNDERSTANDING. You, GA and we mutually understand
   TERMINATION OF   and agree that your agency service will continue until any
      YOUR AGENCY   one of the parties to the contract wishes to terminate your
     RELATIONSHIP   agency relationship.

                    (b) METHOD OF TERMINATION. Your agency service:

                        (1) WITHOUT CAUSE. Can be ended, without cause and without a reason being given, at any time by you, GA or us. The party who wants to end your agency service under the contract without cause must give 15 days' written notice to each of the other parties to the contract. Your agency service will end as of 11:59 p.m. on the 15th day following the date on which the notice was given.

                        (2) WITH CAUSE. Can be ended for cause at any time by GA or us. The party who wants to end your agency service for cause must state the cause in writing to each of the other parties to the contract. Your agency service will end as soon as the written notice is given. Reasons may include, but are not limited to, your replacement of our individual business, or your failure: to maintain a necessary license; to provide us with complete and accurate information on any material matter relating to your application for license or for the contract or on any application for insurance; to comply with a law or regulation; to comply with our rules; or to comply with a material term of the contract.

                        (3) AUTOMATIC. Will be ended automatically if you: die, are adjudged bankrupt; become insolvent; make a general assignment for the benefit of creditors; or fail to satisfy the production or persistency standards which we set for you from time to time.

                    (c) END OF GA'S SERVICE. If GA's relationship with us ends, this will not, of itself, end your agency service with us.

                    (d) PRESERVATION OF BUSINESS. You agree that, after your agency relationship with us is terminated, you will not, without our express written consent, for a period of one year following the termination of your agency relationship, directly, or indirectly, by or through any partner, agent, employer, employee or firm on your behalf, advise, induce or attempt to induce any of our policyholders to lapse, cancel or replace any of our insurance or annuity policies. If you breach this provision, you agree that we may pursue all remedies, legal or equitable, including injunction, to enforce compliance with this provision.

      SECTION 12.   (a) WHEN DUE. Any debt or monies owed to us or GA shall be
     INDEBTEDNESS   due and payable upon the first of:

                        (1) the date stated in the contract;

                        (2) the date stated in another document which relates to the monies or property given to you by us or GA;

                        (3) the date of written demand by us or GA; or

                        (4) the date your agency service terminates.

                    (b) FIRST CLAIM ON EARNINGS. We and GA have first claim on all of your earnings. This means that, as and when elected, we or GA may keep all or any part of your earnings to reduce any debt you owe to us or GA. While we and GA may release your earnings while you owe a debt to either us or GA, this does not mean we or GA have waived this right of first claim to your earnings. We may make this claim whether your earnings are due you, the representative of your estate, your heirs or your assignees. Our claim also takes precedence over claims of your creditors. All your earnings kept by us or GA will be used to reduce the debt owed to us or GA.

      SECTION 13.   You have no right to assign the contract, the right to your
       ASSIGNMENT   earnings, or any other right or interest in the contract,
                    unless both we and GA give our prior written consent to the assignment. Without this consent, an assignment will not be valid and we and GA will not honor such an assignment.

      SECTION 14.   (a) USE OF OUR NAME AND GA'S NAME. You have no right to
LEGAL PROCEEDINGS   start any legal proceedings on our behalf or in our name.
                    Also, you have no right to start any legal proceedings on behalf of GA or in the name of GA. Only we may start legal proceedings in our name and only GA may start legal proceedings in the name of GA.

                    (b) SUIT AGAINST US OR GA. If we or GA are sued because of any unauthorized action or statement by you, you agree to indemnify and save us and GA harmless from any judgments, settlements, attorneys' fees and other expenses.

      SECTION 15.   We may choose from time to time not to enforce a provision
           WAIVER of the contract or one of our rules. This does not mean we have waived the right to enforce it in the future. Also, it does not mean that we ratify or consent to those actions of yours which were not in accord with the contract or with our rules.

      SECTION 16.   (a) PRIOR CONTRACTS. All written and oral contracts,
    MISCELLANEOUS   stipulations and agreements which now exist between you and us and between you and GA no longer apply to new individual business which you solicit or sell for us after the effective date. The contract alone applies to all your new individual business after the effective date.

                    (b) AMENDMENTS. The contract cannot be amended unless all three parties (you, we and GA) have signed a written amendment to the contract. Only our President or one of our Vice Presidents is authorized to execute an amendment of our behalf.

                    (c) NOTICE. Any notice required under the contract may be given in person or by mail directed to the last known address of each of the other parties.

                    You, GA and we must sign all three copies of the contract before it goes into effect.


                    Your appointment as Agent      Your appointment as Agent
                    and the terms of the contract  and the terms of the contract
                    are accepted by you.           are accepted by GA.


                    ------------------------------ -----------------------------
                    Agent                          General Agent


                    ------------------------------ -----------------------------
                    Date                           Date

                    We approve and accept your appointment as Agent and the terms of the contract.

                                              Minnesota Life Insurance Company


                                              By
                                                 -------------------------------
                                                 Authorized Officer


                                                 -------------------------------
                                                 Date


WE MAY MAKE ADDITIONAL BENEFITS AND COMPENSATION AVAILABLE TO THOSE AGENTS WHO SATISFY OUR REQUIREMENTS, ESTABLISHED FROM TIME TO TIME, FOR BEING OUR FULL-TIME AGENTS. THE ADDITIONAL BENEFITS AND COMPENSATION ARE NOT PART OF THE CONTRACT AND WE MAY CHANGE OR DISCONTINUE THEM AT ANY TIME.